May 28, 2019

First Trust Exchange-Traded Fund II
120 East Liberty Drive
Wheaton, Illinois  60187

Ladies and Gentlemen:

     This letter supersedes that certain letter agreement by and among First Trust Portfolios L.P. and First Trust Exchange-Traded Fund II (the "Trust"), dated as of October 31, 2018, with respect to the Trust. It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time.

     It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund's average daily net assets.

     The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each fund.


                                             Very Truly Yours,

                                             FIRST TRUST PORTFOLIOS L.P.

                                             /s/ James M. Dykas
                                             ----------------------------
                                             Name: James M. Dykas
                                             Title: Chief Financial Officer


AGREED AND ACKNOWLEDGED:
------------------------
First Trust Exchange-Traded Fund II


/s/ Donald P. Swade
-----------------------------------
Name: Donald Swade
Title:Treasurer



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                                   EXHIBIT A

                      FIRST TRUST EXCHANGE-TRADED FUND II

FUNDS                                                           DATE
First Trust STOXXa European Select Dividend Index Fund          January 31, 2020

First Trust FTSE EPRA/NAREIT Developed Markets Real             January 31, 2020
Estate Index Fund

First Trust Dow Jones Global Select Dividend Index Fund         January 31, 2020

First Trust Global Wind Energy ETF                              January 31, 2020

First Trust Global Engineering and Construction ETF             January 31, 2020

First Trust NASDAQa Clean Edgea Smart Grid                      January 31, 2020
Infrastructure Index Fund

First Trust Indxx Global Natural Resources Income ETF           January 31, 2020

First Trust Indxx Global Agriculture ETF                        January 31, 2020

First Trust BICK Index Fund                                     January 31, 2020

First  Trust  Indxx  NextG  ETF  (fka  First Trust              January 31, 2020
Nasdaq Smartphone Index Fund)

First  Trust  NASDAQ Global Auto Index Fund                     January 31, 2020

First  Trust  Cloud Computing ETF                               January 31, 2020

First Trust International IPO ETF                               January 31, 2020

First Trust Nasdaq Cybersecurity ETF                            January 31, 2020

First Trust IPOX Europe Equity Opportunities ETF                October 1, 2020

First Trust Dow Jones International Internet ETF                October 31, 2020